Exhibit 99.1

Xencor Reports Second Quarter 2015 Financial and Operating Results

MONROVIA, Calif. — August 4, 2015 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases, and cancer, today reported financial results for the second quarter ended June 30, 2015 and provided a review of its business highlights.

“Currently eight XmAb® antibody candidates are in clinical testing, six with partners and two internal. The accelerating momentum of this pipeline of antibodies is a direct result of the breadth of immune biology that our proprietary XmAb platform addresses. We recently unveiled updates on our development plans for our internally-led programs XmAb®5871 in the rare autoimmune disorder IgG4-Related Disease (IgG4-RD) and XmAb®7195 for the treatment of asthma, and we also announced the selection of our second oncology bispecific antibody, XmAb®13676, which will enter clinical testing for B-cell malignancies in 2016,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “With the recent expansion of our executive management team to include industry veterans in regulatory affairs and clinical oncology, we have built a team to advance this pipeline through key clinical inflection points.  We look forward to advancing each of our lead antibodies and expanding our oncology bispecific antibody pipeline.”

Recent Business Highlights

XmAb5871: A first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s proprietary XmAb immune inhibitory Fc domain to target FcγRIIb, a receptor that inhibits B-cell function.

•                  Xencor plans to initiate an open-label, pilot study of XmAb5871 in IgG4-Related Disease (IgG4-RD) in 2015. The trial, designed to assess control of disease activity, will enroll approximately 15 subjects for up to 24 weeks and will utilize the IgG4-RD Responder Index to measure treatment activity (Carruthers 2012, International Journal of Rheumatology).

•                  At the European League Against Rheumatism (EULAR) 2015 Annual Meeting in June 2015, Xencor reported complete data results from a Phase 1b/2a clinical trial for XmAb5871 in patients with rheumatoid arthritis (RA). XmAb5871 was generally well tolerated and showed trends in improvement in RA disease activity by multiple disease activity measures and across multiple dose groups. In the Phase 2a portion of the trial, Xencor reported that 33.3% of patients (5 of 15) who received six biweekly doses of XmAb5871 achieved DAS28-CRP remission (13.3%) or low disease activity (20%) versus zero on placebo. ACR responses were also enhanced in XmAb5871 treated patients, with 86.7%, 40.0% and 20.0% of patients achieving an ACR20, ACR50 and ACR70 response, respectively, compared to 62.5%, 12.5% and 0% for the placebo group. The trials’ primary objective was characterizing safety and tolerability, and XmAb5871 was generally well tolerated, with the most common treatment-related adverse events (AEs) observed being predominately mild-to-moderate gastrointestinal toxicities (nausea, vomiting, diarrhea) occurring during the first infusion of XmAb5871. These gastrointestinal AEs did not typically recur on subsequent infusions and no infusions were discontinued due to these AEs. Treatment related serious adverse events (SAEs) occurred in two patients who received XmAb5871: infusion-related reaction and venous thrombosis. Two patients in the placebo-treated group also reported SAEs.

XmAb7195: A first in class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, resulting in three distinct mechanisms of action for reducing IgE levels.

•                  In June 2015, Xencor announced commencement of an expansion of the Phase 1a trial of XmAb7195, in which subjects will receive two doses of XmAb7195. This new part of the trial will allow Xencor to examine IgE reduction and the safety of XmAb7195 after a second infusion. Complete XmAb7195 Phase 1a study results are expected in the first half of 2016.

•                  Also in June 2015, Xencor announced that a Phase 1 trial with a subcutaneous formulation of XmAb7195 is planned for 2016.

Bispecific Oncology Pipeline: Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T-cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  XmAb®14045 (CD123xCD3 bispecific antibody): Xencor plans to initiate clinical trials of XmAb14045 targeting CD123, a target on tumor cells in acute myeloid leukemia, and CD3 in 2016.

•                  XmAb®13676 (CD20xCD3 bispecific antibody): In June 2015, Xencor announced the selection of XmAb13676, its second bispecific oncology candidate for development. XmAb®13676 targets CD20 on malignant B cells and CD3. The Company expects XmAb13676 to begin clinical trials for B-cell malignancies in 2016.

Corporate

•                  In May 2015, Xencor announced the appointment of Mark Lotz, R.Ph. as vice president of regulatory affairs and Wayne Saville, M.D., as vice president of clinical oncology. Previously, Mr. Lotz served as a regulatory and quality consultant and as a representative to regulatory agencies, and he has more than 35 years of biotechnology and pharmaceutical experience in regulatory affairs. Dr. Saville joins Xencor from Tocagen Inc., where he served as vice president of clinical development oncology, and has more than 25 years of clinical affairs and medical research experience.

•                  In July 2015, Xencor announced the appointment of Yujiro S. Hata to its board of directors. Mr. Hata joins the board with more than 20 years of industry-related experience. Currently, Mr. Hata serves as chief operating officer at immuno-oncology company FLX Bio where he oversees all business operations, mergers and acquisitions, and licensing.

Second Quarter and Six Months Ended June 30, 2015 Financial Results

Cash equivalents and marketable securities totaled $159.2 million as of June 30, 2015, compared to $54.7 million on December 31, 2014. The increase reflects the net proceeds of $115.0 million received from the completion of Xencor’s follow-on offering in the first quarter of 2015.

Revenues for the second quarter ended June 30, 2015 were $1.0 million, compared to $0.8 million for the same period of 2014. Revenues for the six months ended June 30, 2015 were $2.5 million, compared to $3.0 million for the same period in 2014. Revenues in the three and six month period ended June 30, 2015 were earned primarily from the Company’s Novo Nordisk and Alexion collaborations, compared to revenue for the same periods in 2014, which was primarily earned from Xencor’s Amgen collaboration that was terminated in the fourth quarter of 2014.

Research and development expenditures for the second quarter ended June 30, 2015 were $7.5 million, compared to $4.3 million for the same period in 2014. Total research and development expenses for the six month period ended June 30, 2015 were $12.7 million compared to $8.5 million for the same period in 2014. The increased research and development spending for the three and six months ended June 30, 2015 is primarily due to increased spending on Xencor’s bispecific technology and development candidates, including its initial bispecific oncology clinical candidates, XmAb14045 and XmAb13676.

General and administrative expenses in the second quarter ended June 30, 2015 were $2.5 million, compared to $1.6 million for the same period in 2014. Total general and administrative expenses for the first six months of 2015 were $5.3 million compared to $3.3 million in the first six months of 2014. Increased spending in the general and administration area reflects increased staffing in Xencor’s legal and accounting departments and additional spending in professional fees.

Non-cash, share-based compensation expense for the first six months of 2015 was $2.3 million, compared to $640,000 in the first six months of 2014.

Net loss for the second quarter ended June 30, 2015 was $8.9 million, or $(0.22) on a fully diluted per share basis, compared to a net loss of $5.0 million, or $(0.16) on a fully diluted per share basis, for the same period in 2014. For the six months ended June 30, 2015, net loss was $15.3 million, or $(0.41) on a fully diluted per share basis, compared to a net loss of $8.8 million, or $(0.28) on a fully diluted per share basis, for the same period in 2014. The increased loss for the three and six months ended June 30, 2015 is due to increased spending in both the research and development and general and administration areas and the increase in stock based compensation charges.

The total shares outstanding as of June 30, 2015 was 40,460,091, which reflects the additional 8,625,000 shares issued in the Company’s follow on financing in the first quarter of 2015.

Financial Guidance

Based on current operating plans, Xencor expects to have sufficient cash to fund research and development programs and operations through 2019.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these second quarter 2015 financial results and provide a corporate update.

The live call may be accessed by dialing (855) 433-0932 for domestic callers or (484) 756-4280 for international callers, and referencing conference ID number: 83620680. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, eight candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, which completed a Phase 1b/2a clinical trial for the treatment of rheumatoid arthritis and is in preparation for a clinical trial in IgG4-related disease in 2015; XmAb7195 in Phase 1a development for the treatment of asthma; and XmAb5574/MOR208 which has been licensed to Morphosys AG and is in Phase 2 clinical trials for the treatment of acute lymphoblastic leukemia and non-Hodgkin lymphoma. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s President and CEO and any expectations relating to its business, research and development programs, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of  events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
John Kuch, Vice President, Finance

Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark
Canale Communications for Xencor
Tel: 619-849-6005
jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$11,171	$54,649
Short term marketable securities	56,714	—
Other current assets	1,835	3,100
Total current assets	69,720	57,749

Property and equipment, net	1,804	899
Long-term marketable securities	91,284	—
Intangible assets, net	9,691	9,116
Other assets	64	59
Total assets	$172,563	$67,823

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$5,614	$3,942
Current portion of deferred revenue	2,794	2,254
Total current liabilities	8,408	6,196

Deferred rent, less current portion	703	—
Deferred revenue, less current portion	1,384	2,337
Total liabilities	10,495	8,533

Stockholders’ equity	162,068	59,290

Total liabilities and stockholders’ equity	$172,563	$67,823

The 2014 balance sheet was derived from the 2014 annual financial statements included in the form 10-K that was filed on February 20, 2015.

Xencor Inc.

Condensed Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,014	$824	$2,505	$3,008

Operating expenses:
Research and development	7,476	4,283	12,681	8,511
General and administrative	2,524	1,594	5,288	3,317
Total operating expenses	10,000	5,877	17,969	11,828

Loss from operations	(8,986)	(5,053)	(15,464)	(8,820)

Other income (expense), net	118	9	152	25

Net loss	(8,868)	(5,044)	(15,312)	(8,795)
Net unrealized loss on marketable securities	(55)	—	(90)	—
Comprehensive loss	$(8,923)	$(5,044)	$(15,402)	$(8,795)

Basic and diluted net loss per common share	$(0.22)	$(0.16)	$(0.41)	$(0.28)
Basic and diluted weighted average number of common shares	40,389,648	31,372,618	37,518,271	31,366,781